Shiloh Industries Reports First Quarter 2010 Results

Improved Performance Based on Continued Cost Curtailment

VALLEY CITY, OH -- (Marketwire - February 24, 2010) - Shiloh Industries, Inc. (NASDAQ: SHLO) today reported financial results for the first quarter of fiscal year ending October 31, 2010.

First Quarter 2010 Highlights

--  Sales increased to $97.9 million, up 55%.
--  Achieved break-even performance at the operating income level.
--  Lowered net loss to $.03 per share compared to a $.38 loss a year ago.
--  Borrowed funds averaged $53.2 compared to $67.1 million a year ago.

Sales for the first quarter ended January 31, 2010 were $97.9 million, an increase of 55.3% from the $63.0 million in the first quarter of fiscal 2009. The increase in sales revenue reflects the improvement of industry volume, conquest business achieved in 2009 and new programs launched during the year. During the first quarter of fiscal 2010, the car and light truck production volumes of the North American automotive industry increased by 31.6% while the production volumes of the traditional domestic manufacturers improved by 26.0%. The heavy truck and lawn and garden markets that the Company supplies also exhibited signs of improvement.

For the first quarter of fiscal 2010, the Company reported operating income of $.5 million compared to an operating loss of $8.3 million in the first quarter of fiscal 2009. The Company also reported a net loss for the first quarter of 2010 of $.5 million, or $0.03 per share (diluted) as compared to the first quarter of 2009 net loss of $6.1 million, or $0.38 per share (diluted). The improvement in operating performance reflects the increase in revenue with the corresponding impact of leverage and the continued effect of the cost containment actions initiated in 2008 on the cost structure and maintained to date. The Company continued its focus on controllable expenses in the Manufacturing and Selling, General and Administrative areas and these expenses declined as a percentage of sales compared to the prior year first quarter period.

Interest expense increased by $0.5 million from the prior year due to the impact of the Fourth Amendment to the Credit Agreement, which has higher average borrowing rates as compared to the prior year in spite of lower debt levels.

In commenting on the results of the first quarter of fiscal 2010, Theodore K. Zampetis, President and CEO, said, "Our focus continues to be managing proactively and effectively what we can control. We have continued to focus on our variable and fixed costs, to insure that our cost structure aligns with the production volumes of our customers. We also continue to monitor closely our working capital and capital investment efficiency to meet the needs of the Company. Stronger revenue growth due to both market share improvement and industry volume, combined with our lean cost structure drove first quarter performance. We were able to control costs as volumes improved and our gross profit margin improved substantially to 5.1% in the first quarter of fiscal year 2010 compared to a negative 6.7% in the first quarter of fiscal year 2009."

"We ended the first quarter of 2010 with net debt to total capital of 36.1% compared with 35.6% in the first quarter of 2009. The balance sheet strength is remarkable considering the difficult environment in 2009."

Mr. Zampetis concluded, "We have withstood the poor economic conditions of fiscal 2009 and are well positioned to service the rising production volumes of 2010 and beyond and to pursue new business development opportunities that are now present in the automotive and non-automotive markets. We believe that Shiloh possesses the managerial and financial strength to benefit from the gradual improvement of the economy that is underway."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 14 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1100.

A conference call to discuss first quarter 2010 results will be held on February 24, 2010, at 11:00 a.m. (ET). To listen to the conference call, dial (888) 596-2572 approximately five minutes prior to the start time and request the Shiloh Industries first quarter 2010 conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Credit Agreement or a decrease in customer demand which could cause a covenant default under the Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in the Company's other public filings with the Securities and Exchange Commission. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this release.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the Securities and Exchange Commission.

                    SHILOH INDUSTRIES, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (Amounts in thousands, except per share data)

                                                  (Unaudited)
                                              Three months ended
                                                  January 31,
                                            2010              2009
                                      ---------------   ---------------
Revenues                              $        97,891   $        63,022
Cost of sales                                  92,860            67,277
                                      ---------------   ---------------
  Gross profit (loss)                           5,031            (4,255)
Selling, general and administrative
 expenses                                       4,598             4,986
Asset impairment charges (recoveries),
 net                                              (48)             (919)
                                      ---------------   ---------------
  Operating income (loss)                         481            (8,322)
Interest expense                                1,326               818
Interest income                                     1                12
Other income (expense), net                       (19)              212
                                      ---------------   ---------------
  Loss before income taxes                       (863)           (8,916)
Benefit for income taxes                         (328)           (2,782)
                                      ---------------   ---------------
Net loss                              $          (535)  $        (6,134)
                                      ===============   ===============

Income (loss) per share:
  Basic loss per share                $         (0.03)  $         (0.38)
                                      ===============   ===============
  Diluted loss per share              $         (0.03)  $         (0.38)
                                      ===============   ===============

Weighted average number of common
 shares:
  Basic                                        16,504            16,355
                                      ===============   ===============
  Diluted                                      16,504            16,355
                                      ===============   ===============

CONTACT:
Kevin Bagby
Vice President Finance and Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600